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                                                                    Exhibit 99.2
                       Report of Independent Accountants

Board of Directors
AmSouth Bank

We have examined management's assertion, included in the accompanying Officer's Certificate of Servicer that AmSouth Bank, as Servicer (the "Company"), a wholly owned subsidiary of AmSouth Bancorporation, has fulfilled all its obligations in all material respects under the Sale and Servicing Agreement dated as of October 1, 2000 ("Agreement") during the three month period ended December 31, 2000. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the three month period ended December 31, 2000 is fairly stated, in all material respects.

This report is intended solely for the information and use of the board of directors and management of the Company and should not be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreement or in the Exhibits attached. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by the Company and filed with the Securities and Exchange Commission on behalf of AmSouth Auto Receivables, LLC and its distribution is not limited.


                                                    /s/ Ernst & Young LLP


March 28, 2001